Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2008 relating to the financial statements and financial statement schedules which appears in Allegheny Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 11, 2008 which appears in the Annual Report on Form 11-K of Allegheny Energy Employee Stock Ownership and Savings Plan for the fiscal year ended December 29, 2008 and the two-day period ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

September 8, 2009